NEWS RELEASE
Corporate Offices:
1328 Racine Street
Racine, WI  53403

FOR IMMEDIATE RELEASE

Contact: Christopher J. Eperjesy
(262) 638-4343

TWIN DISC, INC. ANNOUNCES FISCAL 2011
THIRD-QUARTER FINANCIAL RESULTS

• Financial Results Continue to Improve Sequentially and Year-Over-Year
• Diluted EPS of $0.40, Up 14% Sequentially
• Backlog at All-Time Record, Up 18% Sequentially
• Anticipate Improved Fourth Quarter Financial Results

RACINE, WISCONSIN—April 19, 2011—Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2011 third quarter ended March 25, 2011.

Sales for the fiscal 2011 third quarter were $76,471,000, compared to $60,977,000 for the fiscal 2010 third quarter.  Year-to-date, sales were $213,026,000, compared to $163,220,000 for the fiscal 2010 nine months.  The improvement in sales was primarily the result of growing demand from customers in the oil and gas market. In addition, the Company experienced modest growth from both the aftermarket and industrial products markets.  Stable demand continued from land- and marine-based military, airport rescue and fire fighting (ARFF), pleasure craft and commercial marine markets.

Gross margin for the fiscal 2011 third quarter was 36.3 percent, compared to 27.1 percent in last year's comparable period and 31.6 percent in the fiscal 2011 second quarter.  The fiscal 2011 third-quarter gross margin percentage was the highest for any quarter in the Company’s history.  The significant improvement in the fiscal 2011 third quarter gross margin compared to the same period last fiscal year was the result of increased sales volumes, improved manufacturing efficiency and absorption, and a more profitable mix of business.  Year-to-date, gross margin was 33.6 percent, compared to 25.1 percent for the fiscal 2010 first nine months.

For the fiscal 2011 third quarter, marketing, engineering and administrative (ME&A) expenses, as a percentage of sales, were 22.3 percent, compared to 23.9 percent for the fiscal 2010 third quarter.  ME&A expenses increased $2,499,000 versus the fiscal 2010 third quarter.  Stock based compensation expense in the 2011 fiscal third quarter of $982,000 increased $860,000 versus the same period a year ago, primarily driven by the increase in the Company’s stock price in the third fiscal quarter.  In addition, there was $974,000 of domestic bonus expense in the third fiscal quarter, compared to $0 in the prior fiscal year.  Year-to-date, ME&A expenses, as a percentage of sales, were 23.7 percent, compared to 25.9 percent for the fiscal 2010 first nine months.  For the fiscal 2011 nine months, ME&A expenses increased $8,242,000 versus the same period last fiscal year.  Stock based compensation expense in the 2011 fiscal nine months of $3,288,000 increased $2,904,000 versus the same period a year ago, primarily driven by the increase in the Company’s stock price in the nine months of fiscal 2011.  In addition, there was $2,874,000 of domestic bonus expense in the nine months of fiscal 2011, compared to $0 in the prior fiscal year.  The net remaining increase in ME&A, both for the quarter and on a year-to-date basis, was primarily driven by higher salary and benefit costs, increased travel, higher project related expenses and a continued emphasis on the Company’s product development program.

The effective tax rate for the first nine months of fiscal year 2011 of 40.4 percent is significantly lower than the prior year of 52.4 percent.  The current year rate includes a $794,000 benefit due to a favorable adjustment to the deferred tax asset related to the pension liability as the Company increased their estimated tax rate from 34.0 percent to 35.0 percent in the second fiscal quarter, and a favorable impact of approximately $147,000 related to the reinstatement of the R&D credit, which was passed into law during the second fiscal quarter.  These benefits were unfavorably impacted during the third fiscal quarter as the Company recorded a valuation allowance of approximately $2,400,000, or $0.21 per diluted share, at one of the Company’s foreign jurisdictions.  In each reporting period, the Company assesses the recoverability of its deferred tax assets, based primarily on documented evidence, and a valuation allowance is established when the Company determines that it is more likely than not that some portion or all of its deferred tax assets will not be realized.  The Company concluded during the third fiscal quarter that based primarily upon recent losses in this jurisdiction and failure to achieve targeted levels of improvement in the current year, a full valuation allowance was necessary.  The annualized effective rate before these discrete items is 32.8 percent.  The prior year rate was relatively high due to the impact of permanent items, which remained relatively constant but had a greater impact on the rate due to the low base of earnings in fiscal 2010.

Net earnings attributable to Twin Disc for the fiscal 2011 third quarter were $4,548,000, or $0.40 per diluted share, compared to $1,451,000, or $0.13 per diluted share, for the fiscal 2010 third quarter.  Net earnings for the fiscal 2011 third quarter were negatively impacted by the $2,400,000 valuation allowance described above.  Year-to-date, net earnings attributable to Twin Disc were $11,238,000, or $0.98 per diluted share, compared to a net loss of $1,443,000, or $0.13 per diluted share for the fiscal 2010 first nine months.

Earnings before interest, taxes, depreciation and amortization (EBITDA)* was $12,906,000 for the fiscal 2011 third quarter, compared to $4,800,000 for the fiscal 2010 third quarter.  For the fiscal 2011 nine months, EBITDA was $27,178,000, compared to $6,262,000 for the fiscal 2010 comparable period.

Commenting on the results, Michael E. Batten, Chairman and Chief Executive Officer, said: “We experienced revenue growth from a higher number of end markets, particularly from our pressure pumping transmission systems to customers in the oil and gas industry.  The strength of the capital goods cycle in the oil and gas market continues, reflecting the worldwide economic recovery and geopolitical concerns in the Middle East, which are impacting the price of oil and gas.  Our optimism is increasing because certain of our other markets have started to show favorable trends; most notably orders for our industrial products have begun to increase.  These business improvements are encouraging given our mega yacht business remains at depressed levels.”

Christopher J. Eperjesy, Vice President - Finance, Chief Financial Officer and Treasurer, stated: “The positive financial results we are achieving are having a favorable impact on our balance sheet.  We are continuing to build inventories, which have increased $20,512,000, or 28.2 percent, primarily a result of anticipated higher oil and gas product sales.  Of this increase, $6,737,000 is attributable to foreign currency translation increases since June 30, 2010.  Working capital at the end of the fiscal 2011 third quarter increased 32.1 percent to $111,166,000, compared to $84,143,000 at the end of fiscal 2010.  We expect working capital to remain at these levels as our receivables and inventory remain high due to our robust sales growth.  Total debt, net of cash, at March 25, 2011 was $12,305,000 versus $12,109,000 at June 30, 2010 and $6,384,000 at December 31, 2010.  Total Twin Disc shareholders’ equity at the end of the fiscal 2011 third quarter improved 30.2 percent to $115,215,000, from $88,460,000 at the end of fiscal 2010.”

Mr. Batten concluded: “Our six-month backlog at March 25, 2011 was a record $140,239,000 compared to $118,827,000 at December 31, 2010, $84,419,000 at June 30, 2010 and $72,786,000 at March 26, 2010.  We are continuing to benefit from very positive demand from oil and gas exploration and development, as well as modest growth in orders from several of our other end markets.  Looking forward, we are optimistic the favorable oil and gas market fundamentals will continue as backlog and shipments of the 8500 series remain at record levels.  The 7500 transmission is in field testing and results to date are encouraging.  We continue to believe we will be shipping initial units in the fiscal 2011 fourth quarter.  We remain optimistic that the Company is positioned to achieve very good fiscal 2011 financial results and that the outlook for fiscal 2012 is encouraging.”

Twin Disc will be hosting a conference call to discuss these results and to answer questions at 2:00 p.m. Eastern Time on Tuesday, April 19, 2011.  To participate in the conference call, please dial 877-941-2069 five to ten minutes before the call is scheduled to begin.  A replay will be available from 5:00 p.m. April 19, 2011 until midnight April 26, 2011.  The number to hear the teleconference replay is 877-870-5176.  The access code for the replay is 4432000.

The conference call will also be broadcast live over the Internet.  To listen to the call via the Internet, access Twin Disc's website at http://www.twindisc.com/companyinvestor.aspx and follow the instructions at the web cast link.  The archived web cast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.
Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment.  Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems.  The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets.  The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

Forward-Looking Statements
This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

*Non-GAAP Financial Disclosures
Financial information excluding the impact of foreign currency exchange rate changes and the impact of acquisitions in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above mentioned items.
--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (In thousands, except per-share data, unaudited)
	Three Months Ended		Nine Months Ended
	March 25, 2011	March 26, 2010	March 25, 2011	March 26, 2010

Net sales	$76,471	$60,977	$213,026	$163,220
Cost of goods sold	48,689	44,472	141,464	122,182
Gross profit	27,782	16,505	71,562	41,038

Marketing, engineering and
administrative expenses	17,054	14,555	50,470	42,228
Earnings (loss) from operations	10,728	1,950	21,092	(1,190)
Interest expense	430	639	1,309	1,821
Other expense (income), net	193	(433)	836	(236)
Earnings (loss) before income taxes and noncontrolling interest	10,105	1,744	18,947	(2,775)
Income taxes	5,563	244	7,648	(1,454)

Net earnings (loss)	4,542	1,500	11,299	(1,321)
Less: Net loss (earnings) attributable to
noncontrolling interest, net of tax	6	(49)	(61)	(122)
Net earnings (loss) attributable to Twin Disc	$4,548	$1,451	$11,238	$(1,443)

Earnings (loss) per share data:
Basic earnings (loss) per share attributable to Twin Disc common shareholders	$0.40	$0.13	$0.99	$(0.13)
Diluted earnings (loss) per share attributable to Twin Disc common shareholders	$0.40	$0.13	$0.98	$(0.13)

Weighted average shares outstanding data:
Basic shares outstanding	11,344	11,065	11,308	11,062
Diluted shares outstanding	11,474	11,150	11,419	11,062

Dividends per share	$0.08	$0.07	$0.22	$0.21

Comprehensive income (loss):
Net earnings (loss)	$4,542	$1,500	$11,299	$(1,321)
Benefit plan adjustments, net	545	488	1,665	1,405
Other comprehensive income:
Foreign currency translation adjustment	4,551	(7,124)	14,776	(1,209)
Comprehensive income (loss)	9,638	(5,136)	27,740	(1,125)
Comprehensive loss (income) attributable to noncontrolling interest	6	(49)	(61)	(122)
Comprehensive income (loss) attributable to Twin Disc	$9,644	$(5,185)	$27,679	$(1,247)

RECONCILIATION OF CONSOLIDATED NET EARNINGS (LOSS) TO EBITDA (In thousands, unaudited)
	Three Months Ended		Nine Months Ended
	March 25, 2011	March 26, 2010	March 25, 2011	March 26, 2010
Net earnings (loss) attributable to Twin Disc	$4,548	$1,451	$11,238	$(1,443)
Interest expense	430	639	1,309	1,821
Income taxes	5,563	244	7,648	(1,454)
Depreciation and amortization	2,365	2,466	6,983	7,338
Earnings before interest, taxes, depreciation and amortization	$12,906	$4,800	$27,178	$6,262

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	March 25,	June 30,
	2011	2010
ASSETS
Current assets:
Cash	$18,499	$19,022
Trade accounts receivable, net	55,416	43,014
Inventories, net	93,311	72,799
Deferred income taxes	6,212	5,224
Other	9,275	7,391

Total current assets	182,713	147,450

Property, plant and equipment, net	59,396	58,243
Goodwill, net	17,476	16,440
Deferred income taxes	21,868	24,029
Intangible assets, net	6,400	6,268
Other assets	6,774	6,626

TOTAL ASSETS	$294,627	$259,056

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings and current maturities of long-term debt	$3,973	$3,920
Accounts payable	32,238	23,842
Accrued liabilities	35,336	35,545

Total current liabilities	71,547	63,307

Long-term debt	26,831	27,211
Accrued retirement benefits	70,857	72,833
Deferred income taxes	4,225	3,914
Other long-term liabilities	5,054	2,472

Total liabilities	178,514	169,737

Equity:
Twin Disc shareholders’ equity:
Common stock authorized: 30,000,000;
Issued: 13,099,468; no par value	10,170	10,667
Retained earnings	156,182	147,438
Accumulated other comprehensive loss	(25,722)	(42,048)

	140,630	116,057
Less treasury stock, at cost
(1,760,774 and 2,070,124 shares, respectively)	25,415	27,597

Total Twin Disc shareholders' equity	115,215	88,460

Noncontrolling interest	898	859
Total equity	116,113	89,319

TOTAL LIABILITIES AND EQUITY	$294,627	$259,056

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands, unaudited)
	Nine Months Ended
	March 25, 2011	March 26, 2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings (loss)	$11,299	$(1,321)
Adjustments to reconcile to net earnings (loss) to cash provided by operating activities:
Depreciation and amortization	6,983	7,338
Other non-cash changes, net	5,537	270
Net change in working capital, excluding cash	(19,753)	16,827
Net cash provided by operating activities	4,066	23,114

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions of fixed assets	(4,099)	(2,791)
Proceeds from sale of fixed assets	58	30
Other, net	(293)	(293)
Net cash used by investing activities	(4,334)	(3,054)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	19	89
Payments of notes payable	(82)	(531)
Payments of long-term debt	(352)	(15,244)
Proceeds from exercise of stock options	203	80
Dividends paid to shareholders	(2,494)	(2,352)
Dividends paid to noncontrolling interest	(137)	(160)
Other	223	(466)
Net cash used by financing activities	(2,620)	(18,584)

Effect of exchange rate changes on cash	2,365	(209)

Net change in cash	(523)	1,267

Cash:
Beginning of period	19,022	13,266

End of period	$18,499	$14,533

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